January 12, 2017

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share our report for 2016, which was a record year of growth in assets and profits. Our assets were $2.197 billion as of December 31, 2016 having increased $176 million for the year representing an 8.7% year-over-year increase.

The net income of the Company for 2016 was $25.633 million compared to $23.863 million in 2015. This represented an increase of $1.770 million, or a 7.4% increase. The Company’s return on average assets was 1.21% in 2016 compared to 1.23% in 2015. The Company’s total capital as of December 31, 2016 was $244 million representing an increase of $21 million for the year, or 9.4%. Our bank has an 11.13% capital to asset ratio which we believe positions our bank for future growth.

During 2016 we opened our new Cookeville Office (which has been very successful), expanded and remodeled our Lebanon Wal-Mart Office and also remodeled our South Mt. Juliet Road Office. Construction is complete on our new Murfreesboro Hwy. 96 Office and its grand opening is scheduled for Sunday, January 29th from 12:00 P.M. to 2:00 P.M. Construction on our new Operations Center in Lebanon is underway and we are presently ahead of schedule on that project.

As we reflect on 2016, we continued to promote our bank as “Middle Tennessee’s Community Bank” with our 26 locations in eight middle Tennessee counties. We continued a television campaign which has greatly enhanced our brand. We were recognized by “Bank Director” magazine as #10 in the nation among banks of $1 to $5 billion in total assets. The publication’s rankings are scored by profitability, capital adequacy and asset quality. Financial Management Consulting Group ranked us as the “tenth best” bank in Tennessee and uses an evaluation that incorporates similar criteria plus efficiency and return on assets in its overall ratings. Once again, we received the highest “Five-Star” rating from Bauer Financial, Inc. based on September 2016 financial data. We were also recognized as one of “Tennessee’s Best Work Places” by The Tennessean for the second year.

The Board of Directors has declared a $.30 per share dividend to shareholders of record as of January 1, 2017 and payable on January 31, 2017. The current price of your investment, based on the latest price at which shares of our common stock have been sold is $40.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we make our bank “The Bank of Choice” in each market we serve.

Sincerely,

/s/ Randall Clemons	/s/ Jimmy Comer
Randall Clemons	Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company